EXHIBIT 99.6 - PLAN FOR STOCK REPURCHASE.

STOCK REPURCHASE PLAN AS AUTHORIZED BY THE COMPANY BOARD OF DIRECTORS, MARCH 26, 1996.

                 ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                        PLAN FOR STOCK REPURCHASE
                             February 12, 1996

Pursuant to authorization granted to by the Electronic Systems
Technology, Inc. Board of Directors, on February 9, 1996, the following plan to repurchase the Company's stock is being presented for approval.

It will be the plan and intent of Electronic Systems Technology, Inc. ("the Company") to repurchase the common stock of the Company from "open market" sources, in a manner most advantageous to the Company, within the amounts and time limitations described below. The purpose for the repurchase of the Company's stock is to provide stability to, and increase the value of, the Company's stock due to Management's belief that the Company's stock is currently undervalued. It is not the intent of this stock repurchase plan to repurchase the Company's stock in an effort to privatize the Company, nor is the repurchase plan to be construed as a tender offer for repurchase of the Company's outstanding stock.

During the duration of the Company's stock repurchase plan employees, directors, and officers of the Company, as well as its affiliates, should not purchase or sell any of their holdings of the Company's securities, nor should there be any attempts to exercise existing stock options for the Company's securities.

The maximum number of shares the Company will repurchase from any single shareholder during the duration of the stock repurchase plan will not exceed 10,000 total shares.

The stock repurchase plan (the "Plan") shall be governed by all applicable securities rules, regulations, and limitations, particularly Securities and Exchange Commission Rule 10b-18. The Plan will be performed in accordance with the following guidelines:

AMOUNT: 	The amount of $100,000 of the Company's available funds will be allocated for the Plan. Of this amount $90,000 will be allocated for actual repurchases of the Company's stock, and $10,000 will be allocated for associated fees. For funds allocated for associated fees of the plan, any amount not expended for fees will be available for actual stock repurchases of the Company's stock.

DURATION:	The Plan will commence at the discretion of the Company
immediately and will continue until the Plan is discontinued at the discretion of the Company or the occurrence of any of the following:
1) The allocated funds are exhausted through repurchase, 2) The Company's stock price reaches a bid price of $1.00 per share, or 3) the date of June 30, 1996.

The stock repurchase transactions of the Company will be governed by the following guidelines:



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OPEN MARKET PURCHASES:

BROKER: Bids and purchases of stock from or through only one broker or dealer on any one day. The exception being for purchases not solicited by or on behalf of the Company. Thus, purchases may be made from more than one dealer, if the dealer is not directly or indirectly purchasing on behalf of the Company. It will be the responsibility of the Broker-dealer the Company has engaged to repurchase the Company's stock to ensure the legitimacy, legality, and compliance of the transaction with the guidelines stated in this Plan, as well as any other securities regulations which may apply to such transaction.

TIME: No bid or purchase of stock until after a current independent bid is reported in the Electronic Bulletin Board NASDAQ System.

PRICE: Purchase price may not be above lowest current independent offer inclusive of any commissions paid to a broker or dealer.

AMOUNT:	The amount purchased on any particular day, together with
purchases made through broker-dealers during the preceding five business days, may not exceed 1/20th of one percent (0.0005) of the outstanding shares, exclusive of shares owned by affiliates.

BLOCK PURCHASES:

In addition to the regular daily amount, the Company may repurchase "blocks" in the market. A single purchase qualifies as a block by meeting either the volume test or the price test, whichever is more favorable. Broker-dealers may not accumulate or sell short to "create" a block. It will be the responsibility of the Broker-dealer the Company has engaged to repurchase the Company's stock to ensure the legitimacy, legality, and compliance of the transaction with the guidelines stated in this Plan, as well as any other securities regulations which may apply to such transaction.

VOLUME TEST: A minimum of 20 round lots and 1/10th of one percent (.001) of the outstanding shares, exclusive of shares owned by affiliates.

                                   or

PRICE TEST: At least: (1) $200,000 or (2) 5,000 shares; and a total price of at least $50,000. (Therefore, if the share price is less than $10, a Block would $50,000 or more.)

PRICE: Purchase price may not be above lowest current independent offer inclusive of any commissions paid to a broker or dealer.

DISCLOSURE: Officers of the Company are directed to make the appropriate and timely disclosures of the above, including press releases as well a Form 8-K Report. Such disclosures shall be made as of the approval of such Stock Repurchase Plan, as well as reporting the progress of the Plan.







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